Filed Pursuant to Rule 433
Registration No. 333-265361
May 28, 2024

The following information is a Summary of Material Modifications to the Lincoln National Corporation Deferred Compensation Plan for Agents and Brokers Summary Plan Description/Prospectus relating to changes to the Lincoln National Corporation Deferred Compensation Plan for Agents and Brokers (the “Plan”) as a result of the transfer of agents and brokers to Osaic, Inc. or its affiliate in connection with the May 6, 2024 sale by the Company of Lincoln Financial Advisors Corporation and its subsidiaries.  For more information about the Plan, you should log on to Nolan Financial Group’s website at www.nolanlink.com, or contact Nolan Financial Group at 888-907-8633.

Summary of Material Modifications:
Lincoln National Corporation Deferred Compensation Plan
for Agents and Brokers

Dear Plan Participant:
The below information is a Summary of Material Modifications (“SMM”) intended to notify you of important changes made to the Lincoln National Corporation Deferred Compensation Plan for Agents and Brokers (the “Plan”).265351  This SMM supplements or modifies the June 2, 2022 Summary Plan Description/Prospectus (“SPD”) for the Plan and is subject to the terms of the Plan document.  Please take the time to read this SMM and keep a copy of it with your June 2, 2022 SPD.

Effective May 6, 2024, the Plan Sponsor made the following changes to the Plan:

I.	PLAN OVERVIEW (starting on page 25 of the SPD)
Inserting the following bullet point to the end of the second paragraph, to read as follows:
✔	“Effective May 6, 2024, no Agents will be eligible to participate in the Plan after May 5, 2024.”
Inserting the following bullet point to the end of the third paragraph, to read as follows:
✔	“Effective May 6, 2024, no Brokers will be eligible to participate in the Plan after May 5, 2024.”

III. PLAN DESCRIPTION (starting on page 30 of the SPD)
Inserting the following paragraph to the end of the section entitled “Agents” under Section A (Eligibility & Participation), to read as follows:
“Effective May 6, 2024, no Agents will be eligible to participate in the Plan after May 5, 2024.”

Inserting the following paragraph to the end of the section entitled “Brokers” under Section A (Eligibility & Participation), to read as follows:
“Effective May 6, 2024, no Brokers will be eligible to participate in the Plan after May 5, 2024.”

Inserting the following paragraph to the end of the section entitled “Agents” under Section B (Elective Deferrals – Your Contributions to the Plan), to read as follows:
“Effective May 6, 2024, no Agents will be eligible to make Elective Deferrals under the Plan after May 5, 2024.”

Inserting the following paragraph to the end of the section entitled “Brokers” under  Section B (Elective Deferrals – Your Contributions to the Plan), to read as follows:
“Effective May 6, 2024, no Brokers will be eligible to make Elective Deferrals under the Plan after May 5, 2024.”

Inserting the following paragraph after the sixth paragraph of Section C (Company Contributions to the Plan (Agents Only)), to read as follows:
“Company Contributions after May 5, 2024.  Effective May 6, 2024, no Company Basic Match contributions, Company Discretionary Match contributions or Special Credits will be made to the Plan after May 5, 2024.”

Inserting the following paragraph to the end of Section D (Vesting), to read as follows:
“Effective May 6, 2024, the Account of each Plan participant which is not fully vested, and which has not been forfeited under the provisions of the Plan, will become 100% vested and nonforfeitable as of May 5, 2024.”

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Questions?
For more information about the Plan and its features, contact Nolan Financial Group at 888-907-8633 or log on to your account at www.nolanlink.com.  You should also review the Plan’s Summary Plan Description/Prospectus which can be requested from Nolan Financial Group.

This Notice contains important information about the Plan and should be kept with your Summary Plan Description/Prospectus.

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All of the internet website addresses are provided for your convenience.  None of the information contained in such websites shall be deemed incorporated by reference in this document.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents free by visiting EDGAR on the SEC website at www.sec.gov.  Alternately, the issuer will arrange to send you the prospectus if you request it by calling Nolan Financial Group at 888-907-8633.